28, September 2016

PRIVATE & CONFIDENTIAL

Ken Murphy
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Dear Ken,
YOUR SECONDMENT TO WALGREENS BOOTS ALLIANCE, INC, USA
This letter is to confirm the terms which will apply to you during your secondment to Walgreens Boots Alliance Inc. You will remain an employee of Boots Management Services Ltd (“the Company”), and your secondment will begin on 1 November 2016 and end on 31 October 2018, subject to earlier termination (see paragraph 5 below). Your secondment may continue beyond 31 October 2018 if both you and the Company agree to this but, in any event, the maximum duration of your secondment under these terms shall be three years. We will review the position with respect to the secondment duration during the last six months of the arrangement.
During this secondment you will be assigned on an accompanied basis.
For the duration of your secondment, you will remain in the employment of the Company under the terms and conditions of your current employment contract with Boots Management Services Ltd (your “Employment Contract”) and subject always to the terms set out below. The policies developed for employees working in the UK will continue to apply to you during your secondment subject to any mandatory statutory minimum provisions which may apply to you and which are in force from time to time in the UK.
Your HR Partner is currently Dave Vallance and all consents and authorisations which you are required to obtain from the Company regarding policy should be sought from your HR Manager. If you have any queries regarding support for your secondment, you should also contact Andy Burley, the Senior International Assignments Manager in the UK.

1.	Job title
Your job title will be Executive Vice President, Chief Commercial Officer and President of Global Brands.

2.	Place of work

Your normal place of work will be at Walgreens Boots Alliance Inc., Deerfield, Illinois. However, you may be required to travel to or work at other locations within the region, and rest of the world, from time to time for the proper performance of your duties.

3.	Hours of work
Your normal hours of work will be 40 hours per week. You are required to work such additional hours as are necessary for the proper performance of your duties.

4.	Holiday
Your holiday entitlement will be determined in accordance with your Employment Contract, except that you must take US public holidays in lieu of UK bank and public holidays.

5.	Duration of, and terms applicable on termination of, your secondment and/or employment

(a)
The start and continuation of your secondment will be subject to you obtaining appropriate documentary evidence of your entitlement to live and work in the US and to you remaining entitled to live and work in the US.

(b)
During your secondment the provisions of your Employment Contract relating to termination of your employment with the Company will continue to apply. Notice of termination of your employment with the Company may be given by you or the Company at any time (i.e. whether before, on or after termination of your secondment), and your secondment will end automatically on termination of your employment.

(c)	Your secondment may be terminated by the Company giving you not less than 8 weeks’ notice in writing (or in accordance with paragraphs 5(a) or (b) above or paragraph 12(c) below).

(d)
At the end of your secondment these Secondment Terms will cease to apply (and provided your employment with the Company is not terminated) you may be offered (and if offered would be expected to accept) employment with the Company in the UK at the same or a more senior grade and at a salary which would not be less than your current UK Notional Salary. If such a position is offered to you, you would not be entitled to receive any redundancy pay from the Company (or any other Group Company) whether or not you decide to accept the UK position offered to you.

(For the purposes of this secondment letter “Group Company” means the Company and any “holding” or “subsidiary” company of the Company as those terms are defined in the Companies Act 1985.)

(e)
Alternatively you may be offered employment with the Company (or any Group Company) in any country outside the UK, subject to new terms and conditions of employment which the Company (and/or the relevant Group Company) considers are appropriate for the new expatriate role offered to you. Your new Notional Salary would not be less than your current UK Notional Salary.

(f)
Should you decide not to accept any new role offered to you, or if no alternative employment is offered to you on termination of your secondment (whether in the UK or overseas), you may be eligible for a company redundancy payment. We are pleased to confirm that, notwithstanding that the Company’s redundancy policy for employees based in the UK does not apply to you, the amount of any redundancy pay would be calculated in the same way as for the Company’s employees working in the UK, subject to applicable laws. The Company cannot, of course, guarantee that any such payment would be paid to you tax free and any payment would be Tax Equalised. The amount of any company redundancy payment would be reduced by the amount of any severance payment (or similar payment) due to you under any applicable laws.

(g)
If you terminate your employment before the end of your secondment or if your employment is terminated by the Company following your refusal of an offer of employment in the UK in accordance with paragraph 5(d) above, termination of your employment would be regarded as “Termination on Resignation” for the purposes of this secondment letter, see further below.

6.	Remuneration

(a)	Your UK Notional Salary will be £658,625 per year (using an exchange rate of 1.4424 to convert to USD$).

(b)	Your Overseas Incentive Allowance will be up to 10% of your UK Notional Salary.

(c)	Your Assignment Salary will be your UK Notional Salary together with your Overseas Incentive Allowance. Your Assignment Salary will be Tax Equalised (see paragraph 7 below).

(d)
Your Cost of Living Allowance (“COLA”) is currently £20,685 per year and will be paid in addition to your Assignment Salary. Your COLA will be reviewed annually in November for the new rates (see the notes on your assignment calculation). Your COLA will not be Tax

Equalised. The applicable COLA will be determined by the Company from time to time at its absolute discretion.

(e)
Your Assignment Salary and COLA will be paid to you in equal instalments (subject to appropriate deductions in respect of any pension contributions and any other agreed deductions) monthly in arrears on or about the 28th day of the month by credit transfer to your nominated bank account(s).

(f)	A proportion of your Assignment Salary and COLA will be paid by the Company in the UK in pounds sterling.
A proportion of your Assignment Salary and COLA will be paid by the Company in the US in US Dollars.
The Company may, at its absolute discretion, agree to vary the proportion of your Assignment Salary and COLA paid in each country. Requests for variation to payment arrangements should be made to your Assignment Manager. (Please note that payments to a UK bank account may be subject to income tax and social security contributions in an overseas country and payments to an overseas bank account may be subject to income tax and social security contributions in the UK.)

(g)
Your UK Notional Salary and COLA will be reviewed by the Company from time to time at its absolute discretion. Currently, these are reviewed annually in November. Following review, your UK Notional Salary may be increased but will not be reduced. The applicable COLA may be increased or decreased.

(h)
You will receive a one off, Tax Equalised, lump sum payment of £6,985 net (your “Disturbance Allowance”). This sum is intended to cover “out of pocket expenses” associated with your relocation to the US such as provision for pets, small electrical goods, clothes, mail redirection, utility reconnection charges, self learning language tapes, school uniforms etc.

(i)
You will continue to be eligible to participate in the Company’ bonus scheme in force from time to time. Calculation of any bonus due will be based on your UK Notional Salary. Any bonus payment made to you will be Tax Equalised.

7.	Tax and social security

(a)	The Company will “Tax Equalise” your Assignment Salary and other remuneration and benefits identified as “Tax Equalised” in this secondment letter (the “Tax Equalised Amounts”).
The Company will calculate the UK tax and National Insurance contributions, which would be due in respect of the Tax Equalised Amounts if you were working in the UK (your “UK Hypothetical Tax”).
The Tax Equalised Amounts will be increased or decreased such that, after deduction of any UK and the US income tax and social security contributions which actually apply to the Tax Equalised Amounts, the sums due to you will be equal to the sums which would have been due if UK Hypothetical Tax had been deducted instead.

(b)
It is your responsibility to comply with UK and the US tax laws and to ensure that your tax returns are properly submitted within the relevant deadlines. It is also your responsibility to promptly recover any overpayment of tax or social security contributions made to any relevant authority for the benefit of the Company and to pay over any such sums recovered to the Company promptly.

(c)
If any overpayment is made to you by the Company as a result of Tax Equalisation the Company reserves the right to recover all or part of any sum(s) overpaid from you by making deductions in accordance with paragraph 8, and without prejudice to the Company’s other rights and remedies.

(d)
You are eligible to receive tax advice annually at the Company’s expense, from tax advisers nominated by the Company from time to time (and subject to such financial and/or other conditions as the Company may from time to time impose) in respect of both UK and the US tax returns relating to your period of secondment. Such advice will be provided in relation to remuneration from your employment only. The Company will not pay for additional tax planning advice, for example in relation to personal investments.

Any penalties or interest charges incurred because you fail to provide information or documentation requested by the nominated tax adviser promptly will be your responsibility. The Company will not reimburse you in respect of any such costs.

(e)
If your employment terminates on resignation (see paragraph 5(g)) the cost of any subsequent advice provided to you in respect of tax return preparation may be your responsibility and no reimbursement will be made by the Company. If your assignment is extended resulting in a repayment of UK taxes, the Company advisers will calculate the split between the amount due to you and the portion payable to the Company. The Company reserves the right to make deductions in accordance with paragraph 8 in this regard.

8.	Deductions
By signing this secondment letter you authorise the Company to deduct from your remuneration or other sums owed to you by the Company (whether during or after termination of your employment) all sum(s) due from you to the Company, without prejudice to Company’s other rights and remedies.

9.	Business expenses
You will be reimbursed in respect of expenses incurred wholly and necessarily in the proper performance of your duties in accordance with the Company’s policy from time to time. Your expenses will be reimbursed by Walgreens Boots Alliance Inc. on behalf of the Company by direct credit transfer into your nominated US bank account in US Dollars, monthly in arrears, provided that you have supplied evidence satisfactory to the Company that the expenditure has been properly incurred in good time.

10.	Pension
During your secondment you will continue to be eligible to participate in The Alliance Healthcare and Boots Retirement Savings Plan (the “Scheme”). Your UK Notional Salary will be used for the purposes of calculating the pension contributions to be paid, subject to HMRC limits. Your current pension arrangements will continue whilst on International Assignment to the US. Your participation will remain subject to the terms of the Scheme from time to time in force and applicable laws.

11.	Life assurance and long term disability cover
You will be covered by the Company’s Personal Accident cover and you have been provided with the details of this cover.

12. Medical treatment and medical examination

(a)
You will be eligible to participate in the Company’s medical insurance plan in force from time to time. The current plan covers, broadly, additional costs above those, which would have been incurred if you had received treatment in the UK. Payments may be made in respect of medical, dental, optical and maternity treatment and the Plan may cover both clinical and surgical treatment. Please note that reimbursement of such costs will only be made if such sums can be recovered from the Company’s insurers. The Company reserves the right to amend and/or replace this scheme and/or the cover provided from time to time. Further details of the current scheme and the way in which you should reclaim medical expenses are available from your Assignment Manager.

(b)
The Company may from time to time (whether before or during your secondment) require you to submit to a medical examination by a medical practitioner nominated by the Company at its sole discretion, and at the Company’s expense. You consent to the disclosure of the results of any such examination to the Company, in as far as they relate to your fitness to perform your duties and/or eligibility to receive benefits, and subject always to applicable laws. The Company may cease payment of your remuneration and discontinue the provision of benefits to you if it is advised by such medical adviser that you are fit to return to work (and you do not do so immediately) or if you fail to attend any such examination without reasonable cause.

(c)
The Company reserves the right to withdraw any offer of secondment or terminate any secondment and require you to return to the UK without notice (or on short notice) if, in the Company’s opinion, you are not fit to perform your duties or unlikely to return to work within a reasonable time period or if in the Company’s opinion you or your partner should undergo medical treatment provided by the NHS in the UK.

1.	Car Cash Allowance
During your assignment you will be eligible for two company cars as a part of your allowances. This will either be continuation of your existing UK allowance or the company will provide a US lease car for your use. Visas and permits may be required by local rules and laws. You will be required to follow these laws.
In the event you need to dispose of cars in the UK prior to relocating, your relocation consultant will assist with the sale or end of the lease. Per policy, any loss on sale or lease penalty will be covered up to £3,472 per vehicle.

2.	Visas and permits
The Company will, at its expense, where appropriate apply for (and where appropriate assist you to obtain) any necessary work, residential and other permits or visas required for both you and your dependents for the duration of your secondment (and the Company will reimburse you for any reasonable costs incurred in obtaining such permits or visas). You are required to assist the Company in this regard.

3.	Accommodation

(a)	The Company will provide the cost of suitable furnished accommodation for you in the US, subject to approval. This will include utilities, insurance, and maintenance costs.

(b)	The assistance of a relocation agent will be provided to help locate a suitable property, and to provide you with local information

4.	School Fees
The company will support the cost of school fees for primary and secondary school education in the United States for your accompanying children during the course of your secondment unless attending a public school for which there is no cost. Generally, the difference between the cost of the education in the UK is considered against the cost in the US and the difference is provided to you.

5.	Relocation and repatriation expenses and home visits
Subject to Company policy in force from time to time (including applicable financial limits), the Company will reimburse you the costs of the following:

(a)	A pre assignment visit of up to five days in duration for you and your dependants in order to source appropriate accommodation in the US.

(b)
One business class one way air fare, for you and your dependants, between the UK and the US at the start and at the end of your secondment (provided that your employment does not Terminate on Resignation) between the US and the UK or the location of any subsequent expatriate secondment by the Company.

(c)	Up to five (5) Business Class round trip flights home for you and your dependants, between the UK and the US every twelve months.

(d)
Transporting a reasonable amount of your personal belongings at the start and end of your secondment between the UK and the US. The costs of the air freight of 200lbs for you and for sea freight a 40-foot (6 metres x 2.5 metres x 2.5 metres) container per relocation would normally be paid for by the Company provided that your employment does not Terminate on Resignation. The relocation company will determine the best use of your total allowance when they review the items to be moved.

(e)
If you let your property in the UK you may have items, which you do not wish to leave in your property while overseas. The Company will pay for storage and insurance costs in respect of that property subject to a maximum agreed amount.

(f)	You are entitled to a ‘repatriate allowance’ of £6,984 which will be paid to you on your return to the UK. This will be a net payment.

(g)
Repatriation will include Business Class Return flights to your return location (either the UK or Ireland and as approved by the business) for you and your dependents; return of your personal belongings at the same rate and size as included in (d) above; any fees related to your release from the property in the US and any contents that may be leased; any fees related to the early cancellation of any auto leases. It will also include up to 8 weeks of housing accommodations in your home country in order to re-establish permanent housing.

6.	Grievances
If you have any grievance relating to your secondment or your employment you should raise it with your Assignment Manager. You should make it clear that you wish to raise a formal grievance. You may be asked to put your grievance in writing. If the grievance is not resolved to your satisfaction you may raise the matter with Dave Valance in writing, whose decision will be final.

7.	Miscellaneous

(a)	This secondment letter and your Contract of Employment together record the whole Agreement between you and the Company in respect of your secondment and supersede any prior agreements in this regard.

(b)	This secondment letter shall be governed and construed in all respects by English law and you and the Company irrevocably submit to the non-exclusive jurisdiction of the Courts of England.

(c)	A person, firm, company or corporation who or which is not a party to this agreement (including your partner) shall have no right to enforce any term of this agreement.

Please would you sign, date and return to me the duplicate copy of this letter to confirm that you have read, understand and agree to its contents. The additional copy is for you to keep.

Yours sincerely,

Thomas A. Sondergeld On behalf of Kathleen Wilson-Thompson Walgreens Boots Alliance, Inc on behalf of Boots Management Services Ltd	/s/ Kathleen Wilson-Thompson Kathleen Wilson-Thompson EVP and Global Chief Human Resources Officer

I confirm that I have read, understand and agree to be bound by the contents of this secondment letter.
Ken Murphy

Signed /s/ Ken Murphy……………………………………………

11 October, 2017 ……………………………………………………
Date signed